Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations Contact: Glen Ceremony Chief Financial Officer Travelzoo Inc. +1 (212) 484-4998 ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Announces Executive Appointments

NEW YORK, October 1, 2015 - Travelzoo Inc. (NASDAQ: TZOO), a global Internet media company, today announced the appointment of Holger Bartel as global chief executive officer (CEO) and the appointment of Vivian Hong as president, Asia Pacific effective January 1, 2016, and the appointment of Mike Stitt as president, North America effective October 1, 2015. The company's current CEO, Chris Loughlin, will leave on December 31, 2015 at his own request to pursue other opportunities.

Holger Bartel, 48, who is the chairman of Travelzoo's board of directors since 2010, was CEO from 2008 to 2010. As global CEO, Mr. Bartel will provide strategic management to Travelzoo and oversee the company’s development. Mr. Holger Bartel is the brother of founder Ralph Bartel.

Vivian Hong, 42, joined Travelzoo Asia Pacific in 2011. She currently oversees Travelzoo in China, Hong Kong and Taiwan. As president, Asia Pacific, Ms. Hong will direct operations in Australia, China, Hong Kong, Japan, South East Asia and Taiwan with profit and loss responsibility.

Mike Stitt, 35, joined Travelzoo in 2004. Most recently, Mr. Stitt oversaw Travelzoo's local and entertainment categories and publishing and product planning in North America. As president, North America, Mr. Stitt will direct operations in the U.S. and in Canada with profit and loss responsibility.

Ralph Bartel, founder of Travelzoo, said: "We thank Chris Loughlin for his many years of service and his important contributions to the development of Travelzoo. We look forward to working with Holger, Mike, and Vivian.”

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About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 27 million members in North America, Europe, and Asia Pacific and 26 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.
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